SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


          Date of Report (Date of earliest event reported): May 4, 1998



                              ORION FINANCIAL, LTD.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)



        Colorado                       0-11043                   84-0858679
 ---------------------------     -------------------         -------------------
(State or other jurisdiction    (Commission File No.)       (I.R.S. Employer
 of incorporation)                                           Identification No.)



      80 N. Hoyt Street, Lakewood, Colorado                        80226
      --------------------------------------                      --------
     (Address of principal executive offices)                    (Zip Code)



       Registrant's telephone number, including area code: (303) 238-0937





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Item 1.  CHANGES IN CONTROL OF REGISTRANT.

     On May 4, 1998, the Company accepted a series of subscription agreements, one of which was from Investment Management of America, Inc. ("IMA") pursuant to a "Binding Letter of Agreement" among IMA and the Company ("Agreement"). The Agreement required the Company to issue 4,548,786.80 shares of common stock of the Company ("Common Stock") to IMA, 9,257,635.90 shares of Common Stock each to Andrew M. Badolato and Gerald C. Parker, who are affiliated with IMA, 2,383,564 shares of Common Stock to Christina A. Curry, and 341,159.20 shares of Common Stock each to C. Keith Byington and David E. Thuermer, for $35,000, that was paid on a pro rata basis out of personal funds from the individuals and out of corporate funds from IMA. As a result of this transaction, IMA and Messrs. Badolato and Parker own approximately 51.15% of the Company's outstanding Common Stock. Also, pursuant to the Agreement, Mr. Badolato and Mr. Parker have been appointed to the Board of Directors of the Company and Donald W. Diones resigned from the Board of Directors of the Company.

Item 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     On May 4, 1998, the Company accepted a series of subscription agreements, some of which were from several individuals residing in Kansas ("Kansas Group") who received a total of 1,000,000 shares of Common Stock in exchange for certain assets that the Kansas Group received from a now defunct corporation, Athletic Footwear, Inc. ("AFI"). Also on May 4, 1998, previous lenders of AFI received 162,780 shares of Common Stock in exchange for the cancellation of certain loans in the amount of $47,700 that they had previously made to AFI. The assets included intellectual property, patents, copyrights, trademarks, general intangibles, all molds and lasts and any and all other intangible property of AFI. Prior to the transaction, there were no material relationships between the Kansas Group or the lenders and the Company or any of its affiliates, directors or officers or any associates of its directors or officers. Terry A. Hunter, who became the President of the Company, was the President of AFI. AFI's assets were used by AFI to develop, design and produce a line of children's athletic and casual shoes and will be used by the Company for the same purpose. The acquisition prices were arrived at as a result of negotiations between the parties.

Item 5.  OTHER EVENTS.

     In connection with the change in control of the Company and the acquisition of the AFI assets mentioned above, the Company also entered into a Production and Inventory Dating Agreement with Asia Pacific Industries Development Group ("APIDG") pursuant to which the Company issued to APIDG 4,548,787 shares of Common Stock and an option to purchase 500,000 shares of Common Stock at an exercise price of $0.30 per share in exchange for inventory financing. Pursuant to the Production and Inventory Dating Agreement, the Company has agreed to order all shoe products that it will sell in the United States, People's

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Republic of China, Australia, Taiwan, Hong Kong, Thailand, Singapore, Indonesia,
The Philippines, Malaysia, Vietnam and Laos from factories designated by APIDG.

     As a result of the above transactions, Dean H. Boedeker and William J. White, current directors of the Company, Donald W. Diones, a former director of the Company, and Edward O. Byrne have exercised options for 400,000 shares of Common Stock each at an exercise price of $0.03 per share.

     In addition, in exchange for his prior services to the Company, Mr. Hunter was entitled to receive 4,044,998 shares of Common Stock, Mr. Hunter directed that 3,640,498.2 shares be issued in the name of Eleos Charitable Trust, the beneficiaries of which are Mr. Hunter's wife and children and of which Mr. Hunter is the sole trustee. Also in exchange for their services to the Company, Roger R. Arthur, the Chief Executive Officer of the Company, received 1,754,167 shares of Common Stock and an option to purchase 500,000 shares of Common Stock at an exercise price of $0.30 per share, Ronald W. Cameron, who it is proposed will become the Vice President of Sales of the Company, received 302,385 shares of Common Stock, and Lloyd A. Frederickson, who it is proposed will become the Vice President of Finance of the Company, received 251,083 shares of Common Stock. Also, Dean H. Boedeker, William J. White, Gerald C. Parker, Andrew M. Badolato, Richard E. Flanigan and Antonio P. Gomes each received options to purchase 500,000 shares of Common Stock at an exercise price of $0.30 per share.

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS.

          a. Financial Statements of Business Acquired. The financial statements of Athletic Footwear, Inc. will be filed by an amendment to this Current Report on Form 8-K not later than 60 days after the date that this Current Report on Form 8-K is required to be filed.

          b. Pro Forma Financial Information. The pro forma financial information required to be filed as a part of this Current Report on Form 8-K will be filed by amendment to this Current Report on Form 8-K, not later than 60 days after the date that this Current Report on Form 8-K is required to be filed.

          c. Exhibits.

             10.1 Agreement and Bill of Sale dated April 10, 1998.

             10.2 Assumption Agreement dated April 10, 1998.

             10.3 Production  and Inventory  Dating  Agreement  dated  April 10,
                  1998, as amended on April 30, 1998.

             10.4 Binding Letter of  Agreement dated  April 23, 1998, as amended on April 30, 1998.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    May 12, 1998

                                    ORION FINANCIAL, LTD.




                                    By: /s/ Roger R. Arthur
                                        ----------------------------------------
                                        Roger R. Arthur, Chief Executive Officer












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                                  EXHIBIT INDEX

                                                                        Page No.
                                                                        --------
Exhibit 10.1 Agreement and Bill of Sale dated April 10, 1998.

Exhibit 10.2 Assumption Agreement dated April 10, 1998.

Exhibit 10.3 Production and Inventory  Dating Agreement dated
             April 10, 1998, as amended on April 30, 1998.

Exhibit 10.4  Binding  Letter  of Agreement  dated  April 23,
              1998, as amended on April 30, 1998.














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